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                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

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                                                                             YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------
                                                                 2002      2003       2004        2005       2006
                                                               -------    -------    -------     -------    -------
                                                                              (DOLLARS IN THOUSANDS)
Income (Loss) from Continuing Operations ...................   $ 1,992    $ 2,661    $(4,364)    $ 3,468    $ 3,020
Plus: Income Taxes .........................................     1,727      1,753     (2,476)      2,248      2,313
      Fixed Charges.. ......................................     7,321      5,494      4,761      10,841     17,340
                                                               -------    -------    -------     -------    -------
Earnings Available for Fixed Charges .......................    11,040      9,908     (2,079)     16,557     22,673

Fixed Charges:

   Interest Expense ........................................     6,996      5,225      4,454      10,438     16,934
   Estimate Portion of Rental Expense Equivalent to Interest       325        269        307         403        406
                                                               -------    -------    -------     -------    -------
Total Fixed Charges ........................................     7,321      5,494      4,761      10,841     17,340

                                                               -------    -------    -------     -------    -------

RATIO OF EARNINGS TO FIXED CHARGES .........................       1.5        1.8       -0.4         1.5        1.3
                                                               =======    =======    =======     =======    =======

CALCULATION OF RENTAL EXPENSE EQUIVALENT TO INTEREST

Rental Expense .............................................       974        806        921       1,209      1,217
Estimated % Equivalent to Interest .........................      33.3%      33.3%      33.3%       33.3%      33.3%
                                                               -------    -------    -------     -------    -------
Estimate Portion of Rental Expense Equivalent to Interest ..       325        269        307         403        406
                                                               -------    -------    -------     -------    -------
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